UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 30, 2009

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California		90401
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES.

On September 30, 2009, The Macerich Partnership, L.P., the operating partnership of The Macerich Company (the “Company”), formed a joint venture with Heitman, a Chicago-based real estate investment management firm, whereby Heitman acquired a 49.9% interest in Freehold Raceway Mall and Chandler Fashion Center (collectively, the “Centers”) and the Company received approximately $174.7 million in net cash proceeds for the overall transaction.  As part of this transaction, the Company issued a Warrant in favor of a Heitman entity for an aggregate of 935,358 shares of Common Stock of the Company.  As required by generally accepted accounting principles, the Company allocated approximately $7.2 million of the net proceeds to the purchase price of the Warrant.  The Warrant was immediately exercisable upon its issuance date of September 30, 2009 and will expire 30 days after the refinancing or repayment of each loan encumbering the Centers has closed.  The Warrant has an exercise price of $46.68, with such price subject to anti-dilutive adjustments.  In addition, the Company has entered into a registration rights agreement requiring the Company to provide certain registration rights regarding the shares of Common Stock underlying the Warrant.

The issuance of the Warrant was exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(2).  The investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on October 2, 2009.

THE MACERICH COMPANY

By: THOMAS E. O’HERN

/s/ Thomas E. O’Hern
Senior Executive Vice President,
Chief Financial Officer
and Treasurer